Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Record First Quarter 2017 Results

Transformative acquisitions and innovative strategic initiatives drive growth

LEAWOOD, KANSAS - (May 8, 2017) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), the largest theatrical exhibition company in the U.S., Europe and the world, and an industry leader in innovation and operational excellence, today reported results for the first quarter ended March 31, 2017.

Highlights for the first quarter ended March 31, 2017, include the following:

•	AMC set first quarter records for the three months ended March 31 period for all revenue categories: admissions, food and beverage and other.

•	Total revenues increased 67.5% to $1,283.4 million compared to total revenues of $766.0 million for the three months ended March 31, 2016.

•	Admissions revenues increased 69.4% to $817.3 million compared to $482.6 million for the same period a year ago.

•	Food and beverage revenues increased 63.0% to $397.9 million, compared to $244.1 million for the quarter ended March 31, 2016.

•

Net earnings decreased 70.3% to $8.4 million compared to $28.3 million for the three months ended March 31, 2016. Included in net earnings for the first quarter of 2017 and 2016 were approximately $26.2 million and $3.9 million, respectively, of after-tax merger and acquisition expenses associated with prior acquisitions.  Excluding merger and acquisition expenses in both years, net earnings increased 7.5% to $34.6 million.

•

Diluted earnings per share (“diluted EPS”) decreased 75.9% to $0.07 compared to $0.29 for the same period a year ago.  Average diluted shares outstanding in the first quarter of 2017 increased approximately 23.6% compared to the first quarter last year as a result of equity consideration for the

Odeon Cinemas Group (“Odeon”) and Carmike Cinemas (“Carmike”) acquisitions completed in 2016 and the successful completion of an equity offering in February 2017.

•	Adjusted EBITDA[1] increased 71.5% to $251.3 million compared to $146.5 million for the three months ended March 31, 2016.

•

Results for the 2017 first quarter include the contribution from two acquisitions completed during the fourth quarter of 2016 and one acquisition completed in the last week of the first quarter of 2017.  The acquisition of Odeon and Carmike were completed on November 30, 2016, and December 21, 2016, respectively, and AMC completed the acquisition of Nordic Cinema Group Holding AB on March 28, 2017.

“AMC is off to a tremendous and record start in 2017.  AMC’s ability to purposefully act on the opportunities and innovations that drive growth continues to set us apart and further solidifies our leadership position among movie-theatre operators in the U.S. and Europe,” said Adam Aron, AMC Chief Executive Officer and President. “Achieving record first quarter 2017 Adjusted EBITDA of $251.3 million is tangible evidence of what we have been saying for the better part of a year, that the earnings power of this new incarnation of a larger and more influential AMC is enormous compared to other operators and even to our own recent past."

Aron said, "We would particularly point out three important developments at AMC so far this year. First, at the legacy pre-acquisition AMC theatres, we grew revenues at a meaningfully faster pace than the industry at large, due in part to our commitment to renovating theatres and the strength of our impactful marketing programs. Second, with our domestic acquisition, our rapid move to achieve cost synergies and efficiencies brought immediate bottom line benefit, offsetting revenue weakness that had been prevalent at Carmike for eight of the twelve months and three of the last four months of 2016. We are directly focused on improving revenues at the acquired domestic theatres, as well as furthering the cost reduction efforts that already are well in hand. And third, we are thrilled both by our brisk start in driving immediate revenue and earnings growth in constant currency in Europe, and the likelihood that our plans to drive even more earnings through renovation of European theatres will come to initial fruition in quantity as early as the end of 2018."

Aron added, "We are only just beginning to unlock the growth potential of our recent acquisitions. The initial integration efforts of creating a transformed AMC have been done quickly and have been very smooth.  As we now move to make what we expect will be highly lucrative investments in guest-facing initiatives like powered recliner seats, enhanced food and beverage offerings and the expansion of premium large format experiences, we are as confident as we could be in the future earnings potential of AMC. We remain optimistic about the opportunity to continue to deliver meaningful value to our shareholders both in the balance of 2017 and in the years ahead.”

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC's Executive Vice President and Chief Financial Officer, is available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the three-month period ended March 31, 2016 is included in the first quarter 2017 CFO Commentary.  The select unaudited pro forma data for the three-month period ended March 31, 2016 combines the historical financial data of operations of AMC, Odeon and Carmike, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016.  The historical consolidated financial information for Odeon has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the March 13, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Dividend

On February 14, 2017, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended December 31, 2016, which was paid on March 27, 2017, to shareholders of record as of March 13, 2017. The total dividends paid in the first quarter of 2017 were approximately $26.2 million.

On April 27, 2017, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended March 31, 2017, which is payable on June 19, 2017, to shareholders of record on June 5, 2017.

Recent Acquisition

Nordic Cinema Group: As previously announced, AMC completed the acquisition of Stockholm-based Nordic Cinema Group Holding AB (“Nordic”), the largest theatre exhibitor in seven countries in Scandinavia, and the Nordic and Baltic regions on March 28, 2017. Nordic operates 71 theatres and has a substantial minority interest (approximately a 50% ownership) in another 51 associated theatres to which Nordic provides a variety of shared services. Nordic's theatres hold the #1 market share in Sweden, Finland, Estonia, Latvia and Lithuania. Nordic currently is number two in market share in Norway, and with a new theatre currently under construction in Norway and scheduled to open next year, is expected to increase market share in Norway to number one as well. Nordic also has theatres in Denmark. AMC purchased Nordic from European private equity firm Bridgepoint and Swedish media group Bonnier Holding in an all-cash transaction valued at approximately $968.8 million, which includes the repayment of debt.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CT/5:00 p.m. ET on Monday, May 8, 2017. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE: AMC) is the largest movie exhibition company in the U.S., in Europe and throughout the world with 1,027 theatres and 11,247 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying more plush power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and smart phone apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States’ top markets, having the #1 or #2 market share positions in 22 of the 25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). Through its Odeon subsidiary AMC operates in 14 European countries and is the #1 theatre chain in Estonia, Finland, Italy, Latvia, Lithuania, Spain, Sweden and UK & Ireland. www.amctheatres.com

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political and other risks; risks and uncertainties relating to AMC’s significant indebtedness; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest theatres and divest holdings in National CineMedia, LLC; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 10, 2017, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 3/31/17 and 3/31/16

 (dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended
	March 31,

	2017	2016
Revenues
Admissions	$817.3	$482.6
Food and beverage	397.9	244.1
Other theatre	68.2	39.3
Total revenues	1,283.4	766.0

Operating costs and expenses
Film exhibition costs	420.7	262.3
Food and beverage costs	60.6	34.0
Operating expense	363.9	202.3
Rent	182.6	124.6
General and administrative:
Merger, acquisition and transaction costs	40.4	4.6
Other	34.5	18.5
Depreciation and amortization	125.3	60.4
Operating costs and expenses	1,228.0	706.7

Operating income	55.4	59.3
Other expense (income):
Other income	(2.7)	—
Interest expense:
Corporate borrowings	51.1	24.9
Capital and financing lease obligations	10.8	2.2
Equity in (earnings) losses of non-consolidated entities	2.3	(4.2)
Investment income	(5.3)	(10.0)
Total other expense	56.2	12.9

Earnings (loss) before income taxes	(0.8)	46.4
Income tax provision (benefit)	(9.2)	18.1
Net Earnings	$8.4	$28.3

Diluted earnings per share	$0.07	$0.29

Average shares outstanding diluted (in thousands)	121,401	98,207

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	March 31,	December 31,
	2017	2016
Cash and equivalents	$313.1	$207.1
Corporate borrowings	4,195.2	3,760.9
Other long-term liabilities	726.5	706.5
Capital and financing lease obligations	701.1	675.4
Stockholders' equity	2,600.6	2,009.6
Total assets	9,940.0	8,641.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended
	March 31,
Consolidated	2017	2016
Net cash provided by operating activities	$166.0	$22.9
Capital expenditures	$(161.3)	$(57.7)
Screen additions	19	12
Screen acquisitions	683	—
Screen dispositions	17	38
Construction openings (closures), net	4	(20)
Average screens	10,434	5,313
Number of screens operated	11,247	5,380
Number of theatres operated	1,027	385
Screens per theatre	11.0	14.0
Attendance (in thousands)	93,354	51,245

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended
	March 31,
	2017	2016
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	66,822	51,096
International markets	26,532	149
Consolidated	93,354	51,245

Average ticket price (in dollars):
U.S. markets	$9.27	$9.42
International markets	$7.46	$7.38
Consolidated	$8.75	$9.42

Food and beverage revenues per patron (in dollars):
U.S. markets	$4.88	$4.77
International markets	$2.72	$3.36
Consolidated	$4.26	$4.76

Average Screen Count (month end average):
U.S. markets	8,163	5,297
International markets	2,271	16
Consolidated	10,434	5,313

Segment Information

(unaudited, in millions)

	Quarter Ended
	March 31,
	2017	2016
Revenues
U.S. markets	$992.2	$764.2
International markets	291.2	1.8
Consolidated	$1,283.4	$766.0

Adjusted EBITDA
U.S. markets	$198.0	$146.4
International markets	53.3	0.1
Consolidated	$251.3	$146.5

Capital Expenditures
U.S. markets	$150.3	$57.7
International markets	11.0	—
Consolidated	$161.3	$57.7

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Quarter Ended
(In millions)	March 31, 2017	March 31, 2016
Net earnings	$8.4	$28.3
Plus:
Income tax provision (benefit)	(9.2)	18.1
Interest expense	61.9	27.1
Depreciation and amortization	125.3	60.4
Certain operating expenses(2)	5.3	3.4
Equity in (earnings) losses of non-consolidated entities	2.3	(4.2)
Cash distributions from non-consolidated entities	24.4	17.7
Investment expense (income)	(5.3)	(10.0)
Other income(3)	(2.3)	—
General and administrative expense—unallocated:
Merger, acquisition and transaction costs(4)	40.4	4.6
Stock-based compensation expense(5)	0.1	1.1
Adjusted EBITDA(1)	$251.3	$146.5

(1)

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;
•	does not reflect changes in, or cash requirements for, our working capital needs;
•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
•	excludes income tax payments that represent a reduction in cash available to us; and
•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

(3)	Other income for the current quarter includes $2.7 million of foreign currency transaction gains and a $0.4 million loss on redemption of the Bridge Loan Facility.

(4)	Merger, acquisition and transaction costs are excluded as it is non-operating in nature.

(5)	Non-cash expense included in General and Administrative: Other

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